Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statements (Form S-8) pertaining to the Veracyte, Inc. 2008 Stock Plan, Veracyte, Inc. 2013 Stock Incentive Plan and Veracyte, Inc. 2023 Equity Incentive Plan of our reports dated February 28, 2023, with respect to the consolidated financial statements of Veracyte, Inc. and the effectiveness of internal control over financial reporting of Veracyte, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
June 8, 2023